Exhibit 10.47

CONFIDENTIAL TREATMENT

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [*], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

CLINICAL DEVELOPMENT AND COLLOBORATION AGREEMENT

THIS CLINICAL DEVELOPMENT AND COLLABORATION AGREEMENT (the “Agreement”) is made effective as of the 14th day of May, 2013 (the “Effective Date”), by and between NovaMedica, LLC (“NovaMedica”), a limited liability company organized under the laws of the Russian federation with an address of 10113 bldg 38, Sokolnichesky Val Street Moscow Russian Federation and Regado Biosciences, Inc. (“Regado” or “Company”), a corporation organized under the laws of the State of Delaware and having its place of business at 120 Mountain View Boulevard, Basking Ridge New Jersey 07920. For the purposes of this Agreement, “Party” means NovaMedica and Regado, individually, and “Parties” means NovaMedica and Regado, collectively.

WHEREAS, NovaMedica is engaged in the business of the research, development and commercialization of pharmaceutical products in the Territory; and

WHEREAS, Regado is a development stage company engaged in the research, development and commercialization of certain products including the Covered Products (as hereinafter defined); and

WHEREAS, the Regado and Domain Russia Investments Limited (“DRI”) entered into a Technology Transfer Agreement (“TTA”) dated December 18, 2012 pursuant to which Regado transferred certain Regado IP (as defined therein) to DRI; and

WHEREAS, on December 18, 2012, Regado, DRI and NovaMedica entered into an Assignment and Assumption Agreement pursuant to which DRI assigned the TTA in full to NovaMedica and under which NovaMedica agreed to accept such assignment of rights and to assume all of DRI’s rights and obligations under the TTA; and

WHEREAS, pursuant to the TTA, the Parties are required to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, hereby agree as follows.

1. DEFINITIONS

“Blocking Third Party Intellectual Property” shall mean on a country-by-country basis, a valid patent or patent application in the Territory owned or otherwise controlled by a Third Party, in the absence of a license to which, the Development and/or Commercialization of Compound or a Covered Product would infringe such patent or a patent that issues from such patent application and will prevent NovaMedica and/or Permitted Transferees to Develop, Commercialize, obtain Regulatory Approval of the Covered Products in any country within the Territory.

“Affiliate” shall mean, in relation to any Party or Permitted Transferee, any Person who directly or indirectly controls, is controlled by, or is under common control with, such Party or Permitted Transferee. For purposes of this definition of Affiliate, “control” means: (a) ownership of more than fifty percent (50%) of the voting rights, shares or other equity interest of the applicable entity; and/or (b) the power to direct or cause direction of all aspects of the management and policies of the applicable entity (directly or indirectly, whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). Notwithstanding the foregoing, neither DRI nor RMI Investments S.à r.l. (“RMI”) shall be deemed to be an Affiliate of NovaMedica unless otherwise expressly indicated in the applicable provision of the Agreement.

“Clinical Data” shall have the meaning set forth in Section 3.3.2.

“Clinical Supply” shall mean supply of the Covered Products in suitable form, whether manufactured by Regado or Company Manufacturer, manufactured in compliance with GMP, if required given the intended use, and ready to be used for the conduct of pre-clinical and/or Clinical Trials of the Covered Products in the Field by NovaMedica.

“Clinical Trial” means a clinical trial, investigation, or study in human subjects that has been approved by a Regulatory Authority and is designed to measure the safety and/or efficacy of a Covered Product in humans.

“Compound” means any of the following pharmaceutical compounds, the chemical structures of which are described in Schedule 1.5 hereto, in any formulation: (i) pegnivacogin (RB006), (ii) anivamersen (RB007), (iii) RB571 and (iv) RB515. Additionally, Compound means (A) subject matter disclosed in patent applications relating to (i) CLEC-2; (ii) Alpha2Beta1 I-domain; (iii) GAS6; (iv) analysis, manufacture and formulation of pegylated oligonucleotides; and (B) any and all other compounds which, as of the Effective Date, are either (i) under development by Regado or (ii) planned to be developed by Regado after the Effective Date pursuant to the current development program(s) of Regado.

“Commercially Significant Indications” shall have the meaning set forth in Section 3.1.

“Commercial Supplies” shall mean supplies of the Covered Products in suitable final packaged form, as specified under the Commercial Supply Agreement to be executed by the Parties, manufactured in compliance with GMP, and ready to be offered for commercial sale for use in the Field in the Territory by NovaMedica and/or Permitted Transferees.

“Confidential Information” of a Party means such Party’s confidential information relating to its business, operations and products, including but not limited to, any technical information, formulae, processes, techniques, preclinical information, toxicology information, clinical, non-clinical, or pre-clinical information, regulatory information, Manufacturing information, formulation information, packaging information, dosing information, dose regimen information, target patient information, marketing information, sales information, pricing information, reimbursement information, Know-How, trade secrets, or inventions (whether patentable or not) that is disclosed to or learned by the other Party in connection with this Agreement. All non-public Regado Know-How shall be deemed Confidential Information of Regado and all Arising Know How shall be deemed Confidential Information.

“Covered Product” means any pharmaceutical product (including, without limitation, any diagnostic product) containing or comprising any Compound in any formulation designed and intended for use in and for the Field, whether or not combined with other compounds.

“Development” or “Develop” means the performance of all development activities, including any research, non-clinical, pre-clinical and clinical development activities (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis, Clinical Trials, and manufacturing and regulatory activities or any similar activities) that are useful or otherwise required to obtain Regulatory Approval of a Covered Product in the Territory, including interacting with any Regulatory Authorities regarding the foregoing.

“Development Plan” shall have the meaning set forth in Section 3.1.

“Drug Approval Application” shall mean an application to a Regulatory Authority in the Territory for Regulatory Approval of a Covered Product.

“EMA” means the European Medicines Agency or any successor agency.

“FDA” shall mean the United States Food and Drug Administration and any successor agency performing similar functions.

“Field” means any and all prophylactic, palliative, therapeutic, and diagnostic uses for any human or animal disease or condition.

“First Commercial Sale” shall mean the first sale in the Territory of a Covered Product by NovaMedica (or a Permitted Transferee) to an unaffiliated third party in a bone fide arm’s length transaction.

“Global Clinical Trial Program” shall mean Regado’s pivotal Phase 3 Clinical Trial for REG1 known as Regulate-PCI.

“IND” means an investigational new drug application filed with the FDA or the equivalent application or filing filed with any equivalent agency or Regulatory Authority outside the United States (including any supra-national entity such as in the European Union) for approval to commence Clinical Trials in such jurisdiction.

“Indication” means a generally acknowledged disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition or a risk for a disease or condition. For the avoidance of doubt, all variants of a single disease or condition (whether classified by severity or otherwise) shall be treated as the same Indication.

“Joint Commercialization Committee” or “JCC” has the meaning given in Section 3.3, below.

“Joint Development Committee” or “JDC” has the meaning given in Section 3.2, below.

“Joint Invention” shall mean any discovery, invention, innovation or other technical advance, whether or not patentable, jointly conceived or discovered by at least one Person who is an employee, officer, director, agent or contractor of Regado and at least one Person who is an employee, officer, director, agent or contractor of NovaMedica or a Permitted Transferee.

“Joint Steering Committee” or “JSC” has the meaning given in Section 3.1, below.

“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances, and other pronouncements having the binding effect of law of any Governmental Body.

“NDA” means a New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR.§ 314.3, et seq, a Biologics License Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR § 601, and any equivalent application filed (i) in any country outside of the Territory by or on behalf Regado or its successor or licensee or (ii) in any country within the Territory by or on behalf of NovaMedica or its successor or a Permitted Transferee, together, in each case, with all additions, deletions or supplements thereto.

“NDA Acceptance” means the receipt of notice from the relevant Regulatory Authority that an NDA for the Covered Product has met all the criteria for filing acceptance.

“Permitted Transferee” means an assignee, licensee or sublicensee of NovaMedica of any of the rights and licenses assigned to NovaMedica under the TTA and this Agreement.

“Priority Application” shall have the meaning set forth Section .5.1.

“Product Trademark” shall have the meaning set forth in Section 5.1.

“REG1” shall mean an intravenous bolus injection of pegnivacogin and anivamersen.

“Regulatory Authority” means (a) the FDA, (b) the EMA or the European Commission, (c) any successor or equivalent of the foregoing; or (d) any regulatory body with regulatory authority or oversight over pharmaceutical or biotechnology products in the Territory or (e) any regulatory body with regulatory authority or oversight over pharmaceutical or biotechnology products in any other jurisdiction anywhere in the world, or whose review or approval is necessary for exercise of any rights granted hereunder.

“Regulatory Approval” means, with respect to a particular Covered Product, any and all approvals, licenses, registrations, or authorizations of a relevant Regulatory Authority (including Price Approvals) necessary for the Development, Manufacture, and/or Commercialization of such Covered Product in a particular country or jurisdiction. For the avoidance of doubt, Regulatory Approval in the United States shall be deemed to occur upon approval of the applicable NDA (as defined above) in the United States, and shall not be construed to require a determination or approval of reimbursements of any type.

“Supplemental Development Plan” shall have the meaning set forth in Section 3.1.4.

“Territory” means all countries listed in Schedule 1.26 hereto.

“Third Party” means any Person other than Regado, or NovaMedica, or an Affiliate of either Regado, or NovaMedica.

“Third Party Agreements” shall have the meaning set forth in Section 3.7.1.

Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections, or Schedules mean the particular Articles, Sections, or Schedules to this Agreement and references to this Agreement include all Schedules hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (i) “include” or “including” shall be construed as if followed by the words “but not limited to” or “without limitation” or words of similar import; (ii) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (iii) provisions that require that a Party, the Parties, “agree,” “consent” or “approve” or the like shall require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, written approval of minutes or otherwise; and (iv) references to any specific Law or article, section, or other division thereof shall be deemed to include then-current amendments thereto or any replacement Law thereof. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. In the event any term or provision of this Agreement conflicts with the terms of the TTA, the terms of the TTA shall control.

In this Agreement, unless the context requires otherwise:

(a) the headings are included for convenience only and shall not affect the construction of this Agreement;

(b) words denoting the singular shall include the plural and vice versa;

(c) words denoting one gender shall include each gender and all genders;

(d) the words “include” or “including” shall mean “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list; and

(e) any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be amended, modified, consolidated or reenacted.

(f) any Capitalized Terms not specifically defined herein shall have the meaning set forth in the TTA.

The Schedules to this Agreement comprise part of and shall be construed in accordance with the terms of this Agreement.

2. SCOPE AND MANAGEMENT OF COLLABORATION

2.1 Collaboration Goals. Consistent with the TTA and subject to the terms and conditions set forth herein, Regado agrees to assist NovaMedica in the Development and Commercialization of Covered Products in the Territory. Notwithstanding anything in this Agreement to the contrary, either Party shall be free to work alone or with Third Parties to research, develop, manufacture and/or commercialize any product that is not a Covered Product in or outside the Field.

2.2 Joint Steering Committee.

2.2.1 Within thirty (30) days of the Effective Date, the Parties shall establish a Joint Steering Committee (“JSC”) to oversee Development of Covered Products unless sooner terminated by consent of the Parties shall remain in existence until the later of (i) one (1) year following the First Commercial Sale of a Covered Product in the Territory or (ii) three (3) years following receipt of Regulatory Approval of a Covered Product in the Territory. The JSC will be comprised of an equal number of members appointed by NovaMedica and Regado. The JSC shall oversee the Development of Covered Products in the Field in the Territory consistent with the Development Plan, as described in Section 4, below. All JSC decisions will be made by unanimous vote, with the JSC representatives of Regado collectively having one vote and the JSC representatives of NovaMedica collectively having one vote. If the JSC is unable to decide or resolve unanimously any matter properly presented to it for action, then such matter shall be resolved as provided in Section 3.1.3 below.

2.2.2 Chairmanship. One JSC representative from a Party shall chair the JSC (the “Chairperson”) on a rotating annual calendar year basis, alternating between a representative from NovaMedica and a representative from Regado, with the initial Chairperson to be from NovaMedica. The Chairperson shall send notices and agendas for all JSC meetings to all JSC members and ensure review and approval of the minutes of each JSC meeting within thirty (30) calendar days of adjournment of a JSC meeting.

2.2.3 Meetings. Unless otherwise agreed in writing by NovaMedica and Regado, the JSC will meet as needed upon request from at least one of the Parties to the then-current Chairperson, but not less than twice per year. At each meeting, the Parties shall provide updates on the status of their respective responsibilities. Meetings may be held by teleconference, videoconference or in person, as mutually agreed upon by the Parties. At each meeting, a secretary shall by appointed by the Chairperson to record meeting minutes. Within ten (10) calendar days after a meeting, the Chairperson shall circulate draft minutes to the Parties for review, comment and distribution, in order to finalize the minutes within thirty (30) calendar days of such meeting.

2.2.4 Dispute Resolution. If a dispute arises in connection with the Development Plan, Commercialization of the Covered Product or any other issue addressed by the JSC, the JSC shall confer immediately and use commercially reasonable efforts to resolve the dispute or issue within ten (10) calendar days of their initial conference. No such dispute or issue shall be considered resolved until the JSC has unanimously agreed to the resolution; provided, however, that if the JSC does not reach consensus, within a thirty (30) calendar day period, the resolution of the dispute or issue if it relates to Development shall be made by the JSC representatives of Regado or if it relates to Commercialization in the Territory shall be made by the JSC Representative of NovaMedica unless such resolution in the opinion of any member of the JSC would be reasonably expected to be adverse to, materially conflict with, or interfere with the regulatory approval, manufacture, marketing authorization or marketing efforts for Covered Products outside of the Territory (in the case of Regado) or inside the Territory (in the case of NovaMedica), in which case such dispute will be handled in accordance with Section 8 of this Agreement.

2.3 Joint Development Committee.

2.3.1 Within thirty (30) days of the Effective Date, the Parties shall establish a Joint Development Committee (“JDC”) which unless sooner terminated by consent of the Parties shall remain in existence until the later of (i) one (1) year following the First Commercial Sale of a Covered Product in the Territory or (ii) three (3) years following receipt of Regulatory Approval of a Covered Product in the Territory. All day-to-day Development work shall be conducted under the direction of the JDC which shall be comprised of an equal number of representatives from NovaMedica and Regado. All JDC decisions will be made by unanimous vote. The JDC will be responsible for drafting the Development Plan for submission to the JSC, coordinating amendments to any Development Plan in respect of a Covered Product for use in the Field in the Territory, for overseeing such Development work, and for making operational decisions related to such Development work.

2.3.2 Chairmanship. One JDC representative from a Party shall chair the JDC (the “Chairperson”) on a rotating annual calendar year basis, alternating between a representative from NovaMedica and a representative from Regado, with the initial Chairperson to be from NovaMedica. The Chairperson shall send notices and agendas for all JDC meetings to all JDC members and ensure review and approval of the minutes of each JDC meeting within thirty (30) calendar days of adjournment of a JSC meeting.

2.3.3 Meetings. The JDC will meet as needed upon request from at least one of the Parties to the then-current Chairperson, but not less than once every calendar quarter. At each meeting, the Parties shall provide updates on the status of their respective responsibilities. Meetings may be held by teleconference, videoconference or in person, as mutually agreed upon by the Parties. At each meeting, a secretary shall by appointed by the Chairperson to record meeting minutes. Within ten (10) calendar days after a meeting, the Chairperson shall circulate draft minutes to the Parties for review, comment and distribution, in order to finalize the minutes within thirty (30) calendar days of such meeting.

2.3.4 Dispute Resolution. If a dispute arises in connection with the Development Plan or Development of the Covered Products or any other issue addressed by the JDC, the JDC shall confer immediately and use commercially reasonable efforts to resolve the dispute or issue within ten (10) calendar days of their initial conference. No such dispute or issue shall be considered resolved until the JDC has unanimously agreed to the resolution; provided, however, that if the JDC does not reach consensus, within a thirty (30) calendar day period, the resolution of the dispute or issue shall be made by the JDC representatives of Regado unless such resolution in the opinion of any member of the JDC would be reasonably expected to be adverse to, materially conflict with the Development or regulatory approval for Covered Products in the Territory, in which case such dispute will be handled in accordance with Section 11 of this Agreement.

2.4 Joint Commercialization Committee.

2.4.1 Within thirty (30) days after the Effective Date, the Parties shall establish a Joint Commercialization Committee (“JCC”) which unless sooner terminated by consent of the Parties shall remain in existence until the later of (i) one (1) year following the First Commercial Sale of a Covered Product in the Territory or (ii) three (3) years following receipt of Regulatory Approval of a Covered Product in the Territory. The day-to-day Commercialization preparation work and supply chain audit procedures shall be conducted under the direction of the JCC. The JCC shall be comprised of an equal number of representatives from NovaMedica and Regado. All JCC decisions will be made by unanimous vote. Prior to the First Commercial Sale of a Covered Product (or such longer period as the Parties may agree in writing), the JCC will be responsible for coordinating any amendments to the plan for Commercialization of Covered Product(s) in the Territory, for overseeing performance of the Commercialization program, for determining patent strategy relative to Joint Inventions and for making operational decisions related to that program. Periodically, a member of the JCC for each party shall provide to the other party a reasonably detailed summary of the Commercialization activities conducted in the Territory. The JCC will jointly prepare and provide to each Party on at least a Calendar Quarter basis a report, via e-mail, regarding the status of Commercialization activities hereunder.

2.4.2 Chairmanship. One JCC representative from a Party shall chair the JCC (the “Chairperson”) on a rotating annual calendar year basis, alternating between a representative from NovaMedica and a representative from Regado, with the initial Chairperson to be from NovaMedica. The Chairperson shall send notices and agendas for all JCC meetings to all JCC members and ensure review and approval of the minutes of each JCC meeting within thirty (30) calendar days of adjournment of a JSC meeting.

2.4.3 Meetings. The JCC will meet as needed upon request from at least one of the Parties to the then-current Chairperson, but not less than once every calendar quarter. At each meeting, the Parties shall provide updates on the status of their respective responsibilities. Meetings may be held by teleconference, videoconference or in person, as mutually agreed upon by the Parties. At each meeting, a secretary shall by appointed by the Chairperson to record meeting minutes. Within ten (10) calendar days after a meeting, the Chairperson shall circulate draft minutes to the Parties for review, comment and distribution, in order to finalize the minutes within thirty (30) calendar days of such meeting.

2.4.4 Dispute Resolution. If a dispute arises in connection with the Commercialization of the Covered Products or any other issue addressed by the JCC, the JCC shall confer immediately and use commercially reasonable efforts to resolve the dispute or issue within ten (10) calendar days of their initial conference. No such dispute or issue shall be considered resolved until the JCC has unanimously agreed to the resolution; provided, however, that if the JCC does not reach consensus, within a thirty (30) calendar day period, the resolution of the dispute or issue shall be made by the JCC representatives of NovaMedica unless such resolution in the opinion of any member of the JSC would be reasonably expected to be adverse to, materially conflict with, or interfere with the regulatory approval, manufacture, marketing authorization or marketing efforts for Covered Products outside of the Territory, in which case such dispute will be handled in accordance with Section 11 of this Agreement.

3. DEVELOPMENT

3.1 Development Plan.

3.1.1 Consistent with the TTA, a plan (the “Development Plan”) to obtain Regulatory Approval for REG1 in the Territory for an Indication with significant commercial potential (“Commercially Significant Indications”) as determined by the JSC shall be prepared by the JDC within ninety (90) days of the Effective Date or such other time agreed by the JSC. The Parties agree to cooperate with each other in carrying out the Development Plan consistent with the obligations set forth in Sections 3.2 and 3.3 hereof. Development activities will to the extent practicable, utilize the then-prevailing development infrastructure and expertise of each Party in a given activity or with respect to a specific Commercially Significant Indication.

3.1.2 Except as expressly specified herein, NovaMedica shall not be obliged to reimburse Regado for any costs and expenses incurred by Regado in connection with any studies, research and Development conducted by or on behalf of Regado outside and inside the Territory necessary for Regado to obtain Regulatory Approval for a Covered Product in any country outside the Territory.

3.1.3 Reserved.

3.1.4 Supplemental Development Plans. The JDC shall prepare one or more additional plans to obtain Regulatory Approval for REG1 for one or more additional Commercially Significant Indications in the Territory or for a Covered Product other than REG1 for one or more Commercially Significant Indications in the Territory, as determined by the JDC (“the Supplemental Development Plan” or “Supplemental Development Plans”).

3.1.5 Regado shall keep the JDC reasonably informed about the status of Regado’s Global Clinical Trial Program outside of the Territory and provide a list of sites being utilized for the Global Clinical Trial Program in the Territory.

3.2 Responsibilities of NovaMedica. With coordination of the JSC, JDC or JCC, if applicable and consistent with the Development Plan and any Supplemental Development Plan, NovaMedica shall:

3.2.1 at its sole cost and expense and using Commercially Reasonable Efforts, be responsible for implementation of the Development Plan and any Supplemental Development Plan approved by the JSC;

3.2.2 be responsible for the preparation and filing at its sole cost and expense of any applications to register or obtain the Regulatory Approvals for REG1, any of the other Covered Products and/or Compound in the Territory;

3.2.3 be responsible at its sole cost and expense for the performance of all activities and undertakings as may be required by any Regulatory Authorities to register or obtain the Regulatory Approval in the Territory of REG1 or any of the Covered Products;

3.2.4 at its sole cost and expense, be responsible for the Commercialization of the Covered Products, including all sales and marketing activities, in the Field in the Territory;

3.2.5 following receipt of Regulatory Approval, be responsible at its sole cost and expense for the maintenance and updating of all Regulatory Approvals as may be required by any Regulatory Authorities, including any post approval studies required by any Regulatory Authorities and pharmacovigilance;

3.2.6 perform such other obligations contemplated by this Agreement and the TTA;

3.2.7 in cases specified in the TTA and in this Agreement, reimburse Regado all Out-of-Pocket expenses incurred by Regado in performing its obligations hereunder; and

3.2.8 such other activities requested by the JSC, JDC or JCC.

3.3 Responsibilities of Regado. Under the supervision of each of the JSC, JDC or JCC and consistent with the Development Plan and any Supplemental Development Plan, Regado shall:

3.3.1 Make available to NovaMedica (subject to any confidentiality obligations to Third Parties) copies of any and all documentation in possession of Regado related to the Covered Products and/or Compound including but not limited to research data and reports, regulatory materials and correspondence (including INDs and NDAs in U.S.), clinical and preclinical data (including all raw data), chemistry, manufacturing and controls (CMC) data, relevant to conducting clinical studies and obtaining Regulatory Approval in the Field in the Territory (collectively, the “Clinical Data”) and NovaMedica shall have the right to use the Clinical Data solely in connection with, and as necessary for, the Development and Commercialization of the Covered Products and/or Compound in the Territory. Except as provided herein, NovaMedica and any Permitted Transferee shall be entitled at no cost to access, use, and reference the data and results from any Regado Clinical Trial of a Covered Product and/or Compound in any Indication for their own Regulatory Approval, Development, and Commercialization purposes in the Field in the Territory; provided however that in no event shall NovaMedica (or any Permitted Assignee) transfer or make the Clinical Data available to a Third Party without the express written consent of Regado;

3.3.2 upon NovaMedica’s request and subject to any limitations contained in this Agreement transfer Company Materials to NovaMedica;

3.3.3 make available its personnel that are knowledgeable of the Covered Product (or any constituent Compound) and its properties and functions to provide scientific and technical explanations, advice, and on-site support, that may reasonably be required by NovaMedica, relating to the Development and Commercialization of the Covered Product and/or Compound (the foregoing activities being referred to as “Development Support”). NovaMedica shall reimburse Regado for Regado’s documented Out of Pocket Expenses incurred in providing Development Support hereunder.

3.3.4 Subject to and in accordance with the Development Plan assist NovaMedica to conduct all relevant Clinical Trials, non-clinical and preclinical studies and research and other Development activity;

3.3.5 provide (and shall make Commercially Reasonable Efforts to require any other Regado Affiliate, successor, or licensee outside of the Territory to provide) reasonable assistance to NovaMedica (and NovaMedica shall reimburse for Out-of-Pocket Expenses) in the preparation of and filing of any IND, IND amendment, or Drug Approval Application with respect to any Covered Product in the Territory. Such assistance shall include, in particular, Company (or its Affiliate, successor, or licensee outside of the Territory) providing NovaMedica, to the extent an electronic copy is available or in possession of Company, with a complete electronic copy of all relevant documentation submitted to the FDA or EMA in respect of any Clinical Trial for any Covered Product that would be necessary or useful to NovaMedica in preparing its own IND for a particular Covered Product for use in the Territory, and, to the extent necessary or useful, to allow NovaMedica to cross-reference any such IND, IND amendment, or NDA held by Company (or its Affiliate, successor, or licensee outside of the Territory);

3.3.6 make Commercially Reasonable Efforts to include sites in the Russian Federation in any of its other global Clinical Trials for the Covered Products;

3.3.7 make available (subject to any obligations of confidentiality to Third Parties) to NovaMedica copies of any and all documents in possession of Regado related to the Commercialization of the Covered Products outside of the Territory including any marketing, promotional or other materials related to the Covered Products;

3.3.8 until the First Commercial Sale of a Covered Product within the Territory, NovaMedica or its Affiliates or Permitted Transferees shall have the right to purchase such reasonable quantities of Compounds and/or Covered Product from Regado (or purchase the right for delivery of Clinical Trials supplies so ordered from a Third Party contract manufacturer) as are reasonable and necessary to conduct Clinical Trials of Covered Product in the Territory; provided that any such purchase does not reasonably interfere with Regado having sufficient supplies of Compounds and/or Covered Products on hand for use in Development (including the conduct of Clinical Trials) or Commercialization outside of the Territory. Such purchases will be made from Company on a [*] basis. Unless extended by the JSC, the Parties shall enter into a Clinical Supply Agreement within one hundred twenty (120) days of the Effective Date in a form and substance to be mutually agreed upon by the Parties. The Clinical Supply Agreement shall set forth in reasonable detail the methodology for determining Regado’s cost of goods to be supplied to NovaMedica under the Clinical Supply Agreement; and

3.3.9 execute such other agreements (including the Pharmacovigilance Agreement described in Section 4.3 of the TTA) and perform such other obligations contemplated by the TTA.

3.4 Drug Approval Applications. NovaMedica shall be entitled to file Drug Approval Applications and seek Regulatory Approvals for the Covered Products in the Territory, provided that such filing shall be subject to the oversight of the JDC. Prior to submitting any IND or Drug Approval Application, the Parties, through the JDC, shall consult and cooperate in preparing such filings, their content and scope. NovaMedica shall own all regulatory submissions, including all INDS, Drug Approval Applications and associated government licenses, approvals, and certificates for the Covered Products and/or Compound in the Territory.

3.5 Clinical Trials in the Territory. Regado will conduct at its own costs Clinical Trials in the Territory as part of its Global Clinical Trial Program. NovaMedica shall have the right to conduct at its own costs additional Clinical Trials in the Territory which are necessary to obtain Regulatory Approval in each country in the Territory. All clinical data and reports related to Clinical Trials conducted by NovaMedica for the Covered Products in the Territory shall be owned by NovaMedica, and NovaMedica shall have full use, for any purpose consistent with this Agreement, of all such data and reports related to Clinical Trials for the Covered Products and/or Compound. NovaMedica shall provide Regado with all such clinical data and reports for Regado’s use, for any purpose consistent with this Agreement and TTA outside of the Territory. All clinical data and reports related to Clinical Trials conducted by Regado for the Covered Products in the Territory shall be owned by Regado, and Regado shall provide NovaMedica with all such clinical data and reports for NovaMedica’s use, for any purpose consistent with this Agreement and the TTA and of all such data and reports related to Clinical Trials for the Covered Products in the Territory.

3.6 Regulatory Meetings and Communications.

3.6.1 Upon decision of the JSC and NovaMedica’s reasonable request Regado will participate in substantive discussions and meetings with Regulatory Authorities in the Territory which relate to the Covered Products and/or Compound, including, but not limited to, with respect to any Drug Approval Applications.

3.6.2 The JDC shall develop processes and procedures for the conduct and reporting to the Parties of telephone communications and written correspondence with Regulatory Authorities in the Territory related to the Covered Products and/or Compound.

3.6.3 Within sixty (60) days after the Effective Date, the Parties’ respective regulatory affairs or other applicable departments, including the members of the JDC with regulatory and drug safety expertise, shall meet and agree upon processes and procedures to recommend to the JDC for sharing information needed to support each Party’s respective regulatory responsibilities, including without limitation, development of appropriate safety databases relating to Covered Products and/or Compound. The processes and procedures adopted by the JDC under this Section for sharing of information and adverse event reporting shall be consistent with Section 6.

3.6.4 The Parties shall cooperate in good faith with respect to the conduct of any scheduled inspections by any Regulatory Authority of a Party’s site and facilities related to the Covered Products and/or Compound, and each Party shall to the extent practicable be given the opportunity to attend the summary, or wrap up, meeting related to the Covered Products and/or Compound with such Regulatory Authority at the conclusion of such site inspection.

3.7 Third Party Agreements.

3.7.1 Regado acknowledges that, as of the Effective Date, Regado has certain existing material transfer agreements and collaboration agreements involving use of the Covered Products and/or Compound (“Third Party Non-IP Agreements”) and certain Third Party Licenses (collectively, “Third Party Agreements”). The full list of the Third Party Agreements is provided in Schedule 3.7.1 to this Agreement.

3.7.2 Third Party IP Agreements. Consistent with the responsibilities set forth in this Agreement, and with the consent of the appropriate Third Party, if required, Regado agrees promptly to provide NovaMedica with all data, reports and information Regado receives under such Third Party Non-IP Agreements related to the Development Plan and any Supplemental Development Plan. Regado shall notify the JSC of any material transfer agreement or collaboration agreement involving the use of the Covered Products and/or Compound to be executed after the Effective Date or any amendments or extensions of any Third Party Non-IP Agreement, and shall act in good faith to conserve the available quantities of the Company Materials and the Covered Product consistent with Regado’s responsibilities under this Agreement or the TTA.

3.7.3 Third Party Licenses. Consistent with the TTA, Regado shall, upon the written notice of NovaMedica, use Commercially Reasonable Efforts to obtain any consents or approvals necessary to obtain Control of Third Party IP (if any) pursuant to the existing Third Party Licenses or any new Third Party License in the Territory. If Regado obtains such Control (or otherwise has Control), Regado shall promptly notify NovaMedica, to that effect, and shall grant NovaMedica a sublicense in accordance with the TTA.

3.7.4 Other Licenses. If either Party becomes aware of Blocking Third Party Intellectual Property, it shall notify the JSC. If the Blocking Third Party Intellectual Property has no foreign equivalents, NovaMedica shall determine whether, on what terms (economic or otherwise) such Blocking Third Party Intellectual Property, shall be licensed by NovaMedica for the purposes of this Agreement and the TTA. If the Blocking Third Party Intellectual Property has equivalent patents or patent applications outside of the Territory (“Foreign Equivalents”) owned or otherwise controlled by the Third Party, Regado shall determine if the Foreign Equivalents are necessary or useful to Development or Commercialization of a Compound or Covered Product outside of the Territory. If Regado’s determination is affirmative, the JSC will determine whether, on what terms (economic or otherwise) such Blocking Third Party Intellectual Property shall be licensed by NovaMedica. For clarity, NovaMedica shall not enter into any license to the Foreign Equivalents without Regado’s consent and only then, with a sublicense right on terms approved by the JSC.

4. COMMERCIALIZATION

4.1 Product Trademarks. The Covered Products shall be sold in the Territory under the Regado Trademarks or NovaMedica Trademarks as selected by NovaMedica (the “Product Trademarks”). The term “Product Trademarks” shall also include any service marks for use in connection with services related to the Covered Products. In the event of a Third Party challenge of the Parties right to commercialize the Covered Products under Product Trademarks, the JSC shall consider the grounds for such challenge and recommend to the JCC a course of action in the affected market based on an assessment of the legal merits of such Third Party claim. The foregoing procedure shall also be followed in the event of an objection to the Regado Trademarks raised by a Regulatory Authority that is reviewing a Drug Approval Application.

4.2 Sales Representative Training. NovaMedica shall supervise and maintain such competent and qualified sales representatives. With respect to each country in the Territory, the sales representatives of NovaMedica shall be trained by NovaMedica with reasonable assistance of Regado. Regado shall periodically provide materials (at NovaMedica’s cost and expense) for training, in accordance with the training requirements and training programs approved by the JCC. NovaMedica shall in all material respects conform their practices and procedures relating to promotion to the applicable laws, rules and regulations in the Territory. Each Party shall cause each of its employees, representatives and agents, including, without limitation, each of its Sales Representatives, to do nothing which such Party knows or reasonably should know would jeopardize the goodwill or reputation of either Party or the Covered Products.

4.3 Commercial Supplies. Within ninety (90) days of Regulatory Approval in the United States for REG1 (or such other Covered Product), the Parties will enter into a Commercial Supply Agreement in a form and on terms to be mutually agreed upon by the Parties. The Commercial Supply Agreement shall set forth in reasonable detail the methodology for determining Regado’s cost of goods to be supplied to NovaMedica under the Commercial Supply Agreement.

4.4 Recalls. Decisions with respect to recalls, withdrawals or corrections of the Covered Products in the Territory related to manufacturing or product quality issues shall be handled in accordance with the Commercial Supply Agreement. The JCC shall have decision-making authority with respect to issuing all recall, market withdrawal or correction of any the Covered Products in the Territory related to safety issues. Each Party shall delegate their appropriate executive officers in their respective regulatory departments who shall develop appropriate standard operating procedures with respect to such recalls. To the extent regulatory timeframes or public safety considerations require immediate action, a telephone conference of the JCC’s designees under this Section shall be called within the required timeframe to consider the action and make a decision. Each Party shall notify the other Party promptly (and in any event within twenty-four (24) hours of receipt of written notice) if the Covered Product is alleged or proven to be the subject of a recall, market withdrawal or correction in any country in the Territory. Regado will make available to NovaMedica, upon request, all of the other Party’s pertinent records that NovaMedica may reasonably request to assist it in effecting any recall or market withdrawals.

5. INVENTIONS

5.1 Joint Inventions. All patents and patent applications in the Territory disclosing Joint Inventions shall be owned by NovaMedica and all patents and patent applications outside of the Territory disclosing Joint Inventions shall be owned by Regado. All Know-How arising under this Agreement (“Arising Know-How”) shall be owned jointly by the Parties, subject to an exclusive, non-royalty bearing sublicensable license from (i) Regado to NovaMedica to use the Arising Know-How in the Territory and (ii) NovaMedica to Regado to use the Arising Know-How outside of the Territory, in each case, consistent with the TTA and this Agreement. Disclosure of Joint Inventions.

5.2 Disclosure of Joint Inventions. The JCC, shall within a reasonable time after the Effective Date establish a mutually agreeable procedure for determining and documenting inventorship of any invention initially put forth as a Joint Invention, provided that such determination shall be made in accordance with applicable laws and regulation of the United States and Russia. Consistent with the TTA, all potentially patentable inventions either or both Parties believe to be Joint Inventions arising hereunder will be promptly disclosed to the JCC. Upon the identification of a Joint Invention, the JCC shall (i) promptly discuss the desirability of filing a priority patent application covering such Joint Invention (the “Priority Application”). The JSC, with appropriate advice of patent counsel reasonably acceptable to the JDC.

5.3 Prosecution and Maintenance:

5.3.1 Priority Application. Consistent with the TTA, Regado shall have the first right to file and be responsible for and control the Prosecution and Maintanance of the Priority Application, using patent counsel reasonably acceptable to the JCC, subject to the limitation that Regado cannot abandon the Priority Application or fail to file an application under the Patent Cooperation Treaty (“PCT Application”) claiming priority thereto without the consent of the JCC. The Parties shall share equally in the cost of preparing and filing the Priority Application and shall coordinate to ensure that all deadlines are met, including any deadline to file a PCT Application.

5.3.2 PCT Application. Regado shall have the first right to file and be responsible for and control the Prosecution and Maintenance of the PCT Application, using patent counsel reasonably acceptable to the JCC. Regado shall provide NovaMedica with a draft of the PCT Application prior to filing, permitting NovaMedica the opportunity to provide comments. Unless otherwise agreed to by the Parties, the PCT application will name NovaMedica as applicant for designated state within the Territory and Regado as applicant for designated state outside of the Territory. The Parties shall share equally in the cost of preparing and filing the PCT Application.

5.3.3 National Phase Applications. Consistent with the TTA, NovaMedica will be responsible for Prosecution and Maintenance of any Patent Right in the Territory claiming priority to the PCT Application or the Priority Application (“NovaMedica Arising Patent Right”), including any costs related thereto, using patent counsel of its choosing.

Regado will be responsible for Prosecution and Maintenance of any patent application filed outside of the Territory claiming priority to the PCT (“Regado Arising Patent Right”), including any costs related thereto, using patent counsel of its choosing. The Parties shall reasonably cooperate through the JCC with respect to Prosecution and Maintenance of the NovaMedica Arising Patent Rights and the Regado Arising Patent Rights (collectively, the “Arising Patent Rights”), including (i) a receiving Party promptly providing the other Party with all received information reasonably believed to be necessary for the other Party to comply with any duty of candor/duty of disclosure requirement with respect to the Arising Patent Rights in any jurisdiction; (ii) each responsible Party keeping the other Party advised of the status of the Arising Patent Rights, including, without limitation, grant of any Arising Patent Right, and providing advance copies of any material communications to and from any applicable patent offices, actual or prospective filings or submissions or correspondence related to any such Arising Patent Right for review and comment by the other Party.

5.3.4 Abandonment of NovaMedica Patent Rights. Consistent with the TTA, if NovaMedica (or its designee(s) elects in its sole discretion not to Prosecute or Maintain a NovaMedica Patent Right, it shall inform Regado in writing at least ninety (90) calendar days before any deadline applicable to the Prosecution or Maintenance, or any other date by which action must be taken to establish or preserve such NovaMedica Patent Right and in such case, Regado shall have the right, but not the obligation, to pursue the filing or support the continued Prosecution or Maintenance of such NovaMedica Patent Right.

5.4 Disputes. Any disputes between the Parties related to this Section 5 shall be brought to the attention of the JCC for resolution. Each Party shall be free to exploit its respective Arising Patent Rights without restriction, consistent with the TTA.

5.5 Patent Due Diligence. Each Party agrees to bring to the attention of the other Party in a timely manner any Third Party patent or patent application it discovers, or has discovered, and which the Party reasonably believes is material to the Development or Commercialization of Compounds and/or Covered Products. Each Party is responsible for conducting any freedom to operate searches and analyses relevant to their Development and/or Commercialization of Covered Products and/or Compound, including any costs related thereto, but will provide any information obtained as a result with relevance to the Development and/or Commercialization of Covered Products and/or Compound.

6. INFORMATION AND ADVERSE DRUG EVENTS AND REPORTS

6.1 Information. Regado and NovaMedica will disclose and make available to each other in a timely manner all non-clinical, preclinical, clinical, regulatory, commercial and other information concerning the Covered Products and/or Compound and constituting Know-how, known by Regado and NovaMedica at any time during the Term of this Agreement. Each Party will use Commercially Reasonable Efforts to disclose to the other Party all significant information related to the Covered Products and/or Compound and Development activity inside and outside of the Territory promptly after it is learned or its significance is appreciated. Notwithstanding the foregoing, neither Party shall be obligated to disclose to the other Party confidential information about its products other than the Covered Products and/or Compound.

6.2 Compliance. Each Party shall maintain a record of all non-medical and medical product-related complaints it receives with respect to any Covered Product and/or Compound. Each Party shall notify the other Party of any complaint received by it in sufficient detail and in accordance with the timeframes and procedures for reporting established by the JSC, and in any event in sufficient time to allow the Party that holds the applicable regulatory filing to comply with any and all regulatory requirements imposed upon it in any country. The Party that holds the applicable regulatory filing in a particular country shall investigate and respond to all such complaints in such country with respect to any Covered Product as soon as reasonably practicable. All such responses shall be made in accordance with the procedures established by the JSC and as required under applicable law of the country. The Party responsible for responding to such complaint shall promptly provide the other Party a copy of any such response.

6.3 Adverse Drug Events. Each Party will be responsible for the safety surveillance and pharmacovigilance regulatory obligations with respect to the Covered Product in those territories where it is the sponsor of non-clinical or clinical development, including but not limited to animal toxicology or pharmacology studies. The Parties agree to provide each other with Adverse Event information and product complaint information relating to Covered Products as compiled and prepared by the Parties in the normal course of business in connection with the Development, Commercialization or sale of the Covered Products, within time frames consistent with reporting obligations under applicable Law. All reports, updates, Adverse Events, product complaint and other information provided by one Party to the other Party under this Agreement (including under this Section 6.3), shall be considered Confidential Information of the disclosing Party, subject to the terms of Section 7 hereof it being understood that the FDA or other applicable Regulatory Authority may publish information relating to Adverse Events on its website. The Parties agree that the groups responsible for the safety surveillance and pharmacovigilance of the Covered Product at each company shall meet within one hundred eight (180) days following the Effective Date to develop detailed procedures regarding the format, timing, and content of the safety information to be exchanged between the Parties, and shall meet periodically thereafter to update the procedures.

6.4 Pharmacovigilance. The Parties agree that Regado and NovaMedica will, within ninety (90) days prior to the date of the anticipated date of first Regulatory Approval in the Territory, conclude a Pharmacovigilance Agreement substantially in the form as provided in Schedule 4.3 to the TTA.

7. TREATMENT OF CONFIDENTIAL INFORMATION

7.1 Confidentiality; Exceptions. Except to the extent authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement, Confidential Information in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, except to the extent that such Confidential Information:

7.1.1 was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

7.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

7.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

7.1.4 was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

7.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows: (a) in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including the rights to Develop and Commercialize the Covered Products); (b) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright, and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining regulatory approval, conducting Clinical Trials, marketing Covered Products, or otherwise required by Law; (c) in connection with the appraisal of Regado IP for the purpose of contributing such IP into the charter capital of NovaMedica or (d) to the extent mutually agreed to in writing by the Parties; provided, however, that if a Receiving Party is required in litigation or by Law or regulation to make any such disclosure of a Disclosing Party’s Confidential Information it shall give reasonable advance notice to the Disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, shall use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, a Receiving Party may disclose Confidential Information of the Disclosing Party to any of its Affiliates and Permitted Transferees, or in connection with due diligence investigations by or on behalf of a Third Party in connection with a potential license, collaboration, investment, merger, or acquisition with or by such Third Party, and, in the case of Regado, to Third Parties in connection with due diligence investigations by or on behalf of a Third Party in connection with a potential license, collaboration, investment or other financing, merger, or acquisition with or by such Third Party; provided, however, in each of the foregoing cases, that such Third Party reasonably needs to have access to such Confidential Information agrees to be bound by reasonable terms of confidentiality and non-use at least as stringent as those set forth in this Article 7, to limit such disclosure to only personnel having a need to know such information, and to return or certify to the Receiving Party as to the destruction of such Confidential Information promptly after completing the due diligence investigation, negotiation, or transaction, as the case may be.

7.3 Disclosure of Agreement. No Party shall issue any press release or other public disclosure regarding this Agreement or the Parties’ activities hereunder, or any results or data arising hereunder, except with all the other Party’s prior written consent. Except to the extent required by Law or as otherwise permitted in accordance with this Section 7.3, neither Party shall make any public announcements concerning this Agreement or the subject matter hereof without the prior express written consent of the other, which shall not be unreasonably withheld, conditioned or delay. Notwithstanding the foregoing, to the extent information regarding this Agreement has already been publicly disclosed other than through any act or omission of a Party in breach of this Agreement, a Party may subsequently disclose the same information to the public without the consent of the other Party. Each Party shall be permitted to disclose the terms of this Agreement, in each case under appropriate confidentiality provisions that are no stringent to those of this Agreement, to any actual or potential acquirers, merger partners, and professional advisors.

7.4 Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Section 7.

8. REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 Representations, Warranties and Covenants. Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date, as follows:

8.1.1 Such Party (i) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

8.1.2 Such Party is not aware of any pending or threatened litigation (and has not received any communication relating to any pending or threatened litigation) that alleges that such Party’s activities related to this Agreement have violated, or that by conducting the activities as contemplated in this Agreement such Party would violate, any of the intellectual property rights of any Person (after giving effect to the license grants in this Agreement).

8.1.3 All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations under this Agreement have been obtained (other than such consents, approvals and authorizations that the Parties will obtain in the course of performing their obligations under this Agreement).

8.1.4 The execution and delivery of this Agreement the performance of such Party’s obligations hereunder (i) do not conflict with or violate in any material way any requirement of applicable Law, (ii) do not conflict with or violate any provision of the articles of incorporation, bylaws, limited partnership agreement or any similar instrument of such Party, and (iii) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

8.2 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY (AND THEIR RESPECTIVE AFFILIATES) HEREBY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING WITH RESPECT TO ANY TECHNOLOGY LICENSED UNDER THIS AGREEMENT, INCLUDING ANY WARRANTY OF QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE. FOR THE AVOIDANCE OF DOUBT, NOTHING CONTAINED IN THIS SECTION 5.3 SHALL OPERATE TO LIMIT OR INVALIDATE ANY EXPRESS WARRANTY CONTAINED HEREIN.

9. INDEMNIFICATION

9.1 Indemnification by NovaMedica. NovaMedica shall indemnify, defend, and hold Regado and its Affiliates, and each of their respective employees, officers, directors, and agents (individually or collectively, the “Regado Indemnitee(s)”) harmless from and against any and all liability, damage, loss, cost, or expense (including reasonable attorneys’ fees) resulting from Third Party claims against Regado Indemnitee(s) arising out of or resulting from (a) any breach by NovaMedica, NovaMedica or Permitted Transferee of any of the terms or provisions of this Agreement; (b) any breach of the representations, warranties, or covenants made by NovaMedica; (c) willful misconduct or negligence of NovaMedica, Permitted Transferee or any subcontractors or sublicensees; provided, however, that such obligations pursuant to this Section 9.1 shall not apply to the extent such claim (i) arise out of breach by the Regado of its representations, warranties, or covenants set forth in Section 8, above; or (ii) are based on actions taken or omitted to be taken by Regado in breach of its obligations under this Agreement; or (iii) result from the negligence or willful misconduct of any of the Regado Indemnitee(s).

9.2 Indemnification by Regado. Regado shall indemnify, defend, and hold each NovaMedica and any Permitted Transferee, and each of their respective agents, employees, officers, and directors (individually or collectively, the “NovaMedica Indemnitee(s)”), harmless from and against any and all from and against any and all liability, damage, loss, cost, or expense (including reasonable attorneys’ fees) resulting from Third Party claims against NovaMedica Indemnitee(s) arising out of or resulting from any (a) breach by Regado of any of the terms or provisions of this Agreement; (b) any breach of the representations, warranties, or covenants made by Regado; or (c) willful misconduct or negligence of Regado or any of its Affiliates; provided, however, that such obligations pursuant to this Section 9.2 shall not apply to the extent such Third Party claim (i) arises out of breach by NovaMedica of its representations, warranties, or covenants set forth in Section 8, above; or (ii) are based on actions taken or omitted to be taken by such NovaMedica in breach of its obligations under this Agreement; or (iii) result from the negligence or willful misconduct of any of NovaMedica Indemnitee(s).

9.3 No Consequential Damages. IN NO EVENT SHALL EITHER PARTY (OR ANY OF ITS AFFILIATES, ASSIGNEES, LICENSEES, OR SUCCESSORS) BE LIABLE TO THE OTHER PARTY (OR ANY OF THE OTHER PARTY’S AFFILIATES, ASSIGNEES, LICENSEES, OR SUCCESSORS) FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY BREACH THEREOF; PROVIDED, HOWEVER, THAT THIS SECTION 9.3 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO CLAIMS UNDER SECTION 9.1 OR 9.2, ABOVE.

9.4 Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s (or, as the case may be, a NovaMedica Indemnitee’s or a the Regado Indemnitee’s) right to receive indemnification under this Section 9, it shall (a) promptly notify the other party as soon as it becomes aware of any Third Party claim or suit for which indemnification may be sought hereunder, (b) reasonably cooperate, and make Commercially Reasonable Efforts to cause the individual indemnitees to cooperate, with the indemnifying party in the defense, settlement, or compromise of such claim or suit, and (c) permit the indemnifying party to control the defense, settlement, or compromise of such claim or suit, including the right to select defense counsel; provided, however, the indemnified party shall have the right to join any defense with its own counsel at its own expense, or if the indemnifying party declines or fails to assert its intention to defend such action within sixty (60) days of receipt/sending of notice under this Section 9.4, then the indemnified party shall have the right, but not the obligation, to defend such action. In no event, however, may the indemnifying party compromise or settle any claim or suit in a manner that admits fault or negligence on the part of the indemnified party (or any indemnitee) without the prior written consent of the indemnified party. The indemnifying party shall have no liability under this Section 6 with respect to claims or suits settled or compromised by the indemnified party without the indemnifying party’s prior written consent.

10. TERM AND TERMINATION

10.1 Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as expressly provided in this Section 10 or extended by mutual consent of the Parties, shall remain in full force and effect for the earlier of (i) three (3) years following the First Commercial Sale or (ii) or nine (9) years from the Effective Date.

10.2 Termination upon termination of TTA. This Agreement shall automatically terminate upon termination of the TTA.

10.3 Termination of the Agreement for Convenience. NovaMedica shall have the right, any time during the Term and at its convenience, to terminate this Agreement in its entirety upon ninety (90) calendar days prior written notice to Regado. Except as otherwise provided in this Agreement, Regado shall have no right during the Term to revoke or unilaterally terminate the Agreement, in whole or in part.

10.4 Effects of Termination.

10.4.1 Return of Confidential Information. Upon termination, but not expiration, of this Agreement, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided, however, that each Party shall be entitled to retain one (1) copy of the other Party’s Confidential Information (subject to a continuing obligation of confidentiality) for the sole purpose of monitoring compliance with the terms of this Agreement, and all Confidential Information received by Regado may continue to be used by it insofar as it relates to the Regado or any Covered Product.

10.4.2 Accrued Obligations. Termination of this Agreement for any reason shall not release either Party of any obligation or liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination.

10.4.3 Non-Exclusive Remedy. Termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

10.4.4 Survival. The provisions of Sections 1, 4.4, 5, 6 – 13 shall survive termination of this Agreement. Furthermore, any other provision that by its nature is intended to survive expiration and/or termination of this Agreement shall survive.

11. DISPUTE RESOLUTION

The provisions of this Section 11 concern resolution of disputes between the Parties, which shall be resolved in accordance with dispute resolution procedures set forth below:

11.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the prompt resolution of disputes relating to or arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event that the Parties are unable to resolve such dispute within thirty (30) days from the day that one Party had designated to the other an issue as a dispute, then either Party shall have the right to escalate such issue to senior management as set forth in Section 11.2, below.

11.2 Escalation to Senior Representatives. Either Party may, by written notice to the other Party, request that a dispute that remained unresolved for a period of thirty (30) days as set forth in Section 11.1, above, be resolved by the Chief Executive Officer of NovaMedica (or such person’s designee) (the “NovaMedica Representative”) and the Chief Executive Officer of Regado (or such person’s designee) (the “the Regado Representative”) (collectively, the “Representatives”) within sixty (60) days of the Representatives’ first consideration of such dispute, but in all cases within ninety (90) days after a Party’s written request for resolution by the Representatives. If the Representatives cannot resolve such dispute within such ninety (90) day period, either Party may proceed to enforce any and all of its rights with respect to such dispute in accordance with Section 11.3 or Section 11.4, below, as applicable.

11.3 Arbitration.

11.3.1 Any dispute, controversy or claim arising out of, relating to or in connection with, this Agreement, including any dispute regarding the interpretation, validity or termination or the performance or breach of this Agreement, as well as any non-contractual obligation arising out of or in connection with it, which is not resolved by mutual agreement, above, shall be finally settled by binding arbitration under the Rules of the London Court of International Arbitration (the “LCIA”) then in effect.

11.3.2 The arbitration shall be conducted by arbitrators, of whom one shall be nominated by NovaMedica and one shall be nominated by Regado. The two arbitrators so appointed shall nominate the third arbitrator, who shall act as chairman of the Arbitral Tribunal. In the event that an arbitrator is not appointed pursuant to the foregoing provisions within the time period prescribed under the Rules of the LCIA or within the time-period agreed upon by the parties to the arbitration, upon request of either party to the arbitration, such arbitrator shall instead be appointed by the Court of the LCIA.

11.3.3 The Parties shall use good faith efforts to complete arbitration under this Section 11.3 within one hundred eighty (180) days following the initiation of such arbitration. The Arbitral Tribunal shall permit full and complete discovery, both written and oral by deposition and shall establish reasonable additional procedures to facilitate and complete such arbitration within such one hundred eighty (180) day period. The place of arbitration will be London, England. The language of the arbitration, and all proceedings thereunder, including all discovery (both written and oral) will be English.

11.3.4 By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including but not limited to a preliminary injunction or attachment in aid of the arbitration, or order any interim or conservatory measure. A request for such provisional remedy or interim or conservatory measure by a Party to a court or other government entity shall not be deemed a waiver of this agreement to arbitrate.

11.3.5 The award rendered by the Arbitral Tribunal, which shall cover which party shall bear the costs of the arbitration in accordance with subsection (e) below, shall be final and binding on the parties. Judgment on the award may be entered in any court of competent jurisdiction.

11.3.6 The costs of such arbitration, including administrative and fees of the arbitrators comprising the arbitration panel, shall be shared equally by the Parties, and each Party shall bear its own expenses and attorney’s fees incurred in connection with the arbitration; provided, however, that the arbitration panel may direct that the costs and attorney fees paid by one party be reimbursed by the other party. The arbitration panel shall consider the following factors in determining whether to award costs and attorney fees to be paid by one party to another party: (i) the conduct of the parties in the transactions or occurrences that gave rise to the dispute or claim, including any conduct of a party that was reckless, willful, malicious, in bad faith or illegal; (ii) the objective reasonableness of the claims and defenses asserted by a party; (iii) the extent to which an award of costs and attorney fees would deter future bad faith claims or defenses; (iv) the objective reasonableness of the parties and the diligence of the parties and their attorneys during the proceedings; (v) the objective reasonableness of the parties and the diligence of the parties in pursuing settlement of the dispute; and (vi) such other factors as the arbitration panel may consider appropriate under the circumstances.

11.4 Provisional Remedies. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief, pending resolution under Sections 11.2 or 11.3, above, as applicable, that may be necessary to protect the rights or property of that Party. Seeking or obtaining such equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of the agreement to arbitrate. For clarity, any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement or applicable Law.

11.5 Remedies. In the event a Party is in breach of its obligations under this Agreement, and the breach is not remedied in accordance with the terms of this Agreement, the other Party shall be entitled to all remedies available in law or equity, consistent with the terms of this Agreement, including without limitation, collection of damages, injunctive relief, and specific performance.

12. MISCELLANEOUS

12.1 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture, or other relationship between the Parties.

12.2 Assignment.

12.2.1 Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable nor any other obligation delegable, by either Party without the prior written consent of the other Party (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, each Party shall have the right to assign this Agreement in whole without the consent of the other Party to (X) any Affiliate (Y) Permitted Transferee or (Y) a successor to substantially all of the business of the assigning Party to which this Agreement relates (“Successor”), whether by merger, sale of stock, sale of assets or similar transaction, operation of law, or otherwise; provided, however, that an Affiliate or Successor must accept all rights and obligations under this Agreement and the Ancillary Agreements.

12.2.2 Any permitted assignment under this Section 12.2 shall relieve the assigning Party of any and all of its responsibilities or obligations hereunder, provided that, as a condition of such assignment, the assignee agrees in writing to be bound by all obligations of the assigning Party hereunder.

12.2.3 This Agreement shall be binding upon the successors and permitted assigns of the Parties.

12.2.4 Any assignment not in accordance with this Section 12.2 shall be void.

12.3 Performance by NovaMedica and Permitted Transferee. Notwithstanding anything to the contrary in this Agreement, NovaMedica shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates or Permitted Transferees, and the performance of such obligations by any such Affiliate(s) or Permitted Transferee(s) shall be deemed to be performance by NovaMedica and, provided that (a) any NovaMedica or Permitted Transferee that agrees to perform or exercise on NovaMedica behalf any of NovaMedica’s obligations or rights under this Agreement agrees that Regado is an intended third party beneficiary of any such performance or exercise and (b) NovaMedica provides Regado with a copy of such agreement between NovaMedica and the Permitted Transferee, thereafter NovaMedica shall not be responsible to Regado for performance of such obligation(s) under this Agreement and any failure of such Permitted Transferee in performing obligations shall be not deemed to be a failure by NovaMedica to perform such obligations.

12.4 Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.5 Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, default by suppliers or unavailability of raw materials, governmental acts or restrictions or any other reason which is beyond the control of the respective Party.

12.6 Amendments. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

12.7 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.8 Governing Law. This Agreement shall be governed by and interpreted in accordance with the Laws of the State of New York, USA, excluding the application of any conflict of laws principles that would require application of the Law of another jurisdiction; provided, however, that matters of intellectual property law shall be determined in accordance with the national intellectual property laws relevant to the intellectual property at issue.

12.9 Notices and Deliveries. Any notice, request, approval, or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted, by facsimile (receipt verified), or by express courier service (signature required) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to Regado, addressed to:	Regado Biosciences, Inc.
120 Mountain View Boulevard, First Floor
Basking Ridge, New Jersey, 07920 USA
Attention: President and CEO
Facsimile: XXX XXX XXXX

With a copy to:	Lowenstein Sandler, LLP
65 Livingston Avenue
Roseland, New Jersey USA 07068
Attention: Michael J. Lerner, Esq.
Facsimile: 973-597-6395

If to NovaMedica, addressed to:	NovaMedica, LLC
125047 bldg 29/22
1st Brestskaya Street
Moscow
Russian Federation
Attention: CEO of LLC “D-Pharma”, Managing Company
Vladimir Gurdus

12.10 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations, and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation, or agreement of either Party.

12.11 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one that in its economic effect is most consistent with the invalid or unenforceable provision.

12.12 Transfer and Technology Agreement. The terms and conditions of the TTA are not changed, amended or modified through this Agreement and shall remain unchanged and in full force and effect. All rights, powers and privileges of the Parties under this Agreement are in addition to any rights, powers and privileges granted to the Parties by the TTA. In the event of a conflict between the terms of this Agreement at the TTA, the TTA shall control.

12.13 Assumptions. The terms and provisions in this Agreement have been negotiated and drafted on the assumption by the Parties that there are no laws or regulations in the Territory that will prevent or significantly hinder NovaMedica or Permitted Transferees or Regado from performing their obligations and realizing their benefits as set forth in this Agreement. If this assumption ultimately proves to be untrue, the Parties will use good faith efforts to make such revisions as are reasonable and equitable to the Parties and are in compliance with the laws and regulations of the Territory.

12.14 English as the Controlling Language for all Agreements. All notices and other communications under this Agreement and any related agreements, including assignments, licenses, and/or sublicenses with NovaMedica and/or a Permitted Transferee, shall be in the English language. NovaMedica shall, furthermore, require that any assignment, license, sublicense, or other agreement (i) having NovaMedica or a Permitted Transferee as a party and (ii) a copy of which is required by this Agreement to be provided a Party, shall be prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of that agreement.

12.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile copy of this Agreement, including the signature pages, will be deemed an original.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the Parties have caused this Clinical Development and Collaboration Agreement to be executed by its duly authorized representative as of the Effective Date.

REGADO BIOSCIENCES, INC.:		NOVAMEDICA LLC:

By:	/s/ David J. Mazzo	By:	/s/ Vladimir Gurdus

Name:	David J. Mazzo	Name:	Vladimir Gurdus

Title:	President & CEO	Title:	CEO of LLC “D-Pharma”
Managing Company

Schedule 1.5-Compounds

[*]

Schedule 1.26 – Territory

CIS states:

1.	Armenia

2.	Azerbaijan

3.	Belarus

4.	Kazakhstan

5.	Kyrgyzstan

6.	Moldova

7.	Russia

8.	Tajikistan

9.	Ukraine

10.	Uzbekistan

Non-CIS states:

11.	Georgia

12.	Turkmenistan

Schedule 3.7.1-

List of Third Party Agreements

Third Party Licenses

•	License Agreement, dated as of October 3, 2003, by and between Archemix Corp. and Regado Biosciences, Inc.

•	License Agreement, dated as of November 18, 2004, by and between Duke University and Regado Biosciences, Inc.

•	First Amendment, dated as of July 13, 2005, to License Agreement by and between Duke University and Regado Biosciences, Inc.

•	License Manufacturing and Supply Agreement, dated as of December 22, 2006, by and between Nektar Therapeutics AL, Corporation and Regado Biosciences, Inc

Third Party Non-IP Agreements

•	Supply and Service Agreement, dated July 13, 2006, by and between Regado Biosciences, Inc. and Agilent Technologies, Inc

•	Amendment to Supply and Service Agreement, dated July 22, 2011, by and between Regado Biosciences, Inc. and Agilent Technologies, Inc.

•	Clinical Supply Agreement, dated March 28, 2012, by and between Regado Biosciences, Inc. and Althea Technologies Inc.